UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2007

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Polaris Way, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On October 15, 2007, Quest Software, Inc. (“Quest”) appointed Scott Davidson, age 41, as senior vice president and chief financial officer and Scott Reasoner, age 35, as vice president, corporate controller. Mr. Reasoner will also serve as Quest’s principal accounting officer. These appointments are effective immediately.

Mr. Davidson joined Quest as Treasurer in 2002, and he has served as a vice president since 2005. His responsibilities have included worldwide treasury and investment operations, SEC reporting, investor relations and risk management. Mr. Davidson has also been integrally involved within Quest’s merger and acquisition activity, including related purchase accounting activities. From 1997 to 2001, Davidson was director of corporate treasury and investor relations at Citrix Systems, Inc., a global leader in application delivery infrastructure. Mr. Davidson holds a bachelor’s degree in finance from Florida Atlantic University and an MBA from the University of Miami.

Mr. Reasoner joined Quest in 2005 as manager, corporate revenue recognition, bringing increased knowledge and expanding our practices related to worldwide revenue recognition. From 2002 to 2005, Mr. Reasoner was controller at Tellme Networks, Inc., a provider of voice services for everyday life that was acquired by Microsoft Corp. in May 2007. From 2000 to 2002, Mr. Reasoner was controller at Interwoven, a global leader in content management solutions. Mr. Reasoner is a CPA and holds a bachelor’s degree in accounting from California Polytechnic State University, San Luis Obispo.

In connection with Mr. Reasoner’s appointment as vice president, corporate controller, the Compensation Committee of Quest’s Board of Directors approved changes to Mr. Reasoner’s cash compensation arrangements. Mr. Reasoner will receive an annual base salary of $180,000 and be entitled to receive an annual discretionary cash bonus of up to $40,000.

(e) In connection with Mr. Davidson’s appointment as chief financial officer, the Compensation Committee of Quest’s Board of Directors has approved a series of changes to Mr. Davidson’s compensation arrangement. Mr. Davidson will receive an annual base salary of $375,000 and be entitled to receive an annual discretionary cash bonus of up to $100,000. The target amount of Mr. Davidson’s bonus for the year ending December 31, 2007 will be prorated, such that he will be entitled to receive up to 25% of his annual target bonus for 2007. In addition, he will also be eligible to receive the full annual discretionary cash bonus for 2007 (up to $47,500) applicable to his prior role. The amount of the bonus payments will be determined by the Compensation Committee of Quest’s Board of Directors on the basis of his achievement of various operational, strategic and performance-based objectives, comparable to objectives set for the 2007 period for other executive officers of Quest. Mr. Davidson will also be entitled to participate from time to time in Quest’s performance-based compensation arrangements for officers, when and as determined by the Compensation Committee.

The Compensation Committee also determined to grant Mr. Davidson 25,000 restricted stock units to acquire up to an equal number of shares of Quest Common Stock (the “Restricted Stock Units”), with no cash payment on his part other than applicable income and employment taxes. The Restricted Stock Units will be granted as share right awards under the Quest 1999 Stock Incentive Plan, as amended (the “1999 Plan”) within one week following such time as the Company’s Form S-8 Registration Statement covering shares issuable under the 1999 Plan becomes effective (the “Award Date”) and the Compensation Committee shall have established performance criteria and related objectives for the year ending December 31, 2008. The Restricted Stock Units will initially vest upon the Compensation Committee’s certification of the Company’s achievement of certain performance objectives previously established for the period ending December 31, 2008 under an Equity Incentive Plan for other Quest executive officers, which will determine the ultimate number of shares of Quest Common Stock deliverable under the Restricted Stock Units (which will not exceed 25,000 shares). The Restricted Stock Units for the number of shares then determined will thereafter vest in three equal increments, subject to continued employment with the Company, on each of the first three anniversary dates of the Award Date; provided, however, that vesting of the Restricted Stock Units will be accelerated in the event of a Change of Control of the Company, according to the applicable provisions of the 1999 Plan. Mr. Davidson will have the right to defer delivery of such shares subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

To the extent the Restricted Stock Units do not vest, they shall be forfeited. The Restricted Stock Unit grants will be contingent on execution of the Company’s form of restricted stock unit agreement and will be subject to the terms and conditions of the 1999 Plan and the Executive Incentive Plan.

Quest and Mr. Davidson will also enter into Quest’s standard form of indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.

Date: October 17, 2007
	By:	/s/ J. Michael Vaughn
J. Michael Vaughn
Vice President, General Counsel